CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Summary of Principal Terms” and “Legal and Accounting Matters,” and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information and to the use of our report dated May 25, 2012, in the Registration Statement (Form N-2) of FEG Directional Access Fund LLC (formerly known as FEG Equity Access Fund LLC), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
February 26, 2013